Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-280303, File No. 333-284077, and File No. 333-292407), Form S-3 (File No. 333-284663), and Form S-8 (File No. 333-279421) of FibroBiologics, Inc. of our report dated February 24, 2026, (which includes an explanatory paragraph relating to FibroBiologics, Inc.’s ability to continue as a going concern) relating to the consolidated financial statements of FibroBiologics, Inc. as of and for the years ended December 31, 2025 and 2024, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

February 24, 2026